Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

iBio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)(3)	458,383	$2.935	(3)	$1,345,354.11	$0.00015310		$205.97
Total Offering Amounts			458,383			$1,345,354.11		$
Total Fee Offsets(4)									—
Net Fee Due									$205.97

(1)	The securities to be registered include options and other rights to acquire shares of common stock, par value, $0.001 per share (the “Common Stock”), of iBio, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2023 Omnibus Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on the NYSE American LLC on January 28, 2025.

(4)	The Registrant does not have any fee offsets to claim.